UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2) *

Southern Missouri Bancorp (SMBC)
(Name of Issuer)

Common Stock
(Title of Class of Securities)

843380106
(CUSIP Number)

12/31/2017
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 843380106                                                                      Page 2 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	384,420 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	384,420 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		384,420 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		4.48%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 384,420 shares of common stock of the Issuer held by Financial Opportunity Fund LLC.

CUSIP No. 843380106                                                                      Page 3 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Long/Short Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	6,299 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	6,299 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		6,299 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.07%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 6,299 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC.

CUSIP No. 843380106                                                                      Page 4 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	74,436 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	74,436 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		74,436 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.87%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 74,436 shares of common stock of the Issuer held by Bridge Equities III, LLC.

CUSIP No. 843380106                                                                      Page 5 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities VIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	20,613 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	20,613 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		20,613 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.24%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 20,613 shares of common stock of the Issuer held by Bridge Equities VIII, LLC.

CUSIP No. 843380106                                                                      Page 6 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities IX, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	42,711 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	42,711 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		42,711 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.50%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 42,711 shares of common stock of the Issuer held by Bridge Equities IX, LLC.

CUSIP No. 843380106                                                                      Page 7 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities X, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	51,509 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	51,509 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		51,509 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.60%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 51,509 shares of common stock of the Issuer held by Bridge Equities X, LLC.

CUSIP No. 843380106                                                                      Page 8 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities XI, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	46,300 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	46,300 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		46,300 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.54%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 46,300 shares of common stock of the Issuer held by Bridge Equities XI, LLC.

CUSIP No. 843380106                                                                      Page 9 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		FJ Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	679,623 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	444,054 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		679,623 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		7.91%
12	TYPE OF REPORTING PERSON		IA

(1)	Consists of 384,420 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 6,299 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 74,436 shares of common stock of the Issuer held by Bridge Equities III, LLC, 20,613 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 42,711 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 51,509 shares of common stock of the Issuer held by Bridge Equities X, LLC and 46,300 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 53,335 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.
(2)	Consists of 384,420 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 6,299 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 53,335 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No. 843380106                                                                      Page 10 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Martin S. Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	679,623 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	444,054 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		679,623 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		7.91%
12	TYPE OF REPORTING PERSON		IN

(1)	Consists of 384,420 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 6,299 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 74,436 shares of common stock of the Issuer held by Bridge Equities III, LLC, 20,613 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 42,711 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 51,509 shares of common stock of the Issuer held by Bridge Equities X, LLC and 46,300 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 53,335 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.
(2)	Consists of 384,420 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 6,299 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 53,335 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.

CUSIP No. 843380106                                                                      Page 11 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Manager, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	235,569 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	235,569 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		235,569 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		2.74%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 74,436 shares of common stock of the Issuer held by Bridge Equities III, LLC, 20,613 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 42,711 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 51,509 shares of common stock of the Issuer held by Bridge Equities X, LLC and 46,300 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which SunBridge Manager, LLC is the Managing Member; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.

CUSIP No. 843380106                                                                      Page 12 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	235,569 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	235,569 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		235,569 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		2.74%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 74,436 shares of common stock of the Issuer held by Bridge Equities III, LLC, 20,613 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 42,711 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 51,509 shares of common stock of the Issuer held by Bridge Equities X, LLC and 46,300 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.

CUSIP No. 843380106                                                                      Page 13 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Realty Investment Company, Inc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☑ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Maryland
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	235,569 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	235,569 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		235,569 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		2.74%
12	TYPE OF REPORTING PERSON		CO

(1)	Consists of 74,436 shares of common stock of the Issuer held by Bridge Equities III, LLC, 20,613 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 42,711 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 51,509 shares of common stock of the Issuer held by Bridge Equities X, LLC and 46,300 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC. Realty Investment Company, Inc. is the Manager of SunBridge Holdings, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.

CUSIP No. 843380106                                                                      Page 14 of 18

Item 1(a).	Name of Issuer:

Southern Missouri Bancorp (SMBC)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

2991 Oak Grove Road Poplar Bluff, MO 63901

Item 2(a).	Name of Person Filing:

This Schedule 13G is being filed on behalf of the following Reporting Persons:
Financial Opportunity Fund LLC
Financial Opportunity Long/Short Fund LLC
Bridge Equities III, LLC
Bridge Equities VIII, LLC
Bridge Equities IX, LLC
Bridge Equities X, LLC
Bridge Equities XI, LLC
FJ Capital Management LLC
Martin S. Friedman
SunBridge Manager, LLC
SunBridge Holdings, LLC
Realty Investment Company, Inc

Item 2(b).	Address of Principal Business Office or, if None, Residence:

Financial Opportunity Fund LLC

1313 Dolley Madison Blvd., STE 306

McLean, VA 22101

Financial Opportunity Long/Short Fund LLC

1313 Dolley Madison Blvd., STE 306

McLean, VA 22101

Bridge Equities III, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities VIII, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities IX, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities X, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities XI, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

FJ Capital Management, LLC

1313 Dolley Madison Blvd., STE 306

McLean, VA 22101

CUSIP No. 843380106                                                                      Page 15 of 18

Martin S. Friedman

1313 Dolley Madison Blvd., STE 306

McLean, VA 22101

SunBridge Manager, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Holdings, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Realty Investment Company, Inc

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Item 2(c).	Citizenship:

Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC, Bridge Equities III, LLC, Bridge Equities VIII, LLC, Bridge Equities IX, LLC, Bridge Equities X, LLC, Bridge Equities XI, LLC, FJ Capital Management LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC – Delaware limited liability companies
Martin S. Friedman – United States citizen
Realty Investment Company, Inc – Maryland corporation

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

843380106

Item 3.	If This Statement is Filed Pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

CUSIP No. 843380106                                                                      Page 16 of 18

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c) (14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Ownership information is provided as of:

(a)	Amount beneficially owned:

Financial Opportunity Fund LLC – 384,420 shares
Financial Opportunity Long/Short Fund LLC – 6,299 shares
Bridge Equities III, LLC – 74,436 shares
Bridge Equities VIII, LLC – 20,613 shares
Bridge Equities IX, LLC – 42,711 shares
Bridge Equities X, LLC – 51,509 shares
Bridge Equities XI, LLC – 46,300 shares
FJ Capital Management LLC – 679,623 shares
Martin S. Friedman – 679,623 shares
SunBridge Manager, LLC – 235,569 shares
SunBridge Holdings, LLC – 235,569 shares
Realty Investment Company, Inc – 235,569 shares

(b)	Percent of class:

Financial Opportunity Fund LLC – 4.48%
Financial Opportunity Long/Short Fund LLC – 0.07%
Bridge Equities III, LLC – 0.87%
Bridge Equities VIII, LLC – 0.24%
Bridge Equities IX, LLC – 0.50%
Bridge Equities X, LLC – 0.60%
Bridge Equities XI, LLC – 0.54%
FJ Capital Management LLC – 7.91%
Martin S. Friedman – 7.91%
SunBridge Manager, LLC – 2.74%
SunBridge Holdings, LLC – 2.74%
Realty Investment Company, Inc – 2.74%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

All Reporting Persons – 0

(ii) Shared power to vote or to direct the vote

CUSIP No. 843380106                                                                      Page 17 of 18

Financial Opportunity Fund LLC – 384,420 shares
Financial Opportunity Long/Short Fund LLC – 6,299 shares
Bridge Equities III, LLC – 74,436 shares
Bridge Equities VIII, LLC – 20,613 shares
Bridge Equities IX, LLC – 42,711 shares
Bridge Equities X, LLC – 51,509 shares
Bridge Equities XI, LLC – 46,300 shares
FJ Capital Management LLC – 679,623 shares
Martin S. Friedman – 679,623 shares
SunBridge Manager, LLC – 235,569 shares
SunBridge Holdings, LLC – 235,569 shares
Realty Investment Company, Inc – 235,569 shares

(iii)	Sole power to dispose or to direct the disposition of

All Reporting Persons – 0

(iv)	Shared power to dispose or to direct the disposition of

Financial Opportunity Fund LLC – 384,420 shares
Financial Opportunity Long/Short Fund LLC – 6,299 shares
Bridge Equities III, LLC – 74,436 shares
Bridge Equities VIII, LLC – 20,613 shares
Bridge Equities IX, LLC – 42,711 shares
Bridge Equities X, LLC – 51,509 shares
Bridge Equities XI, LLC – 46,300 shares
FJ Capital Management LLC – 444,054 shares
Martin S. Friedman – 444,054 shares
SunBridge Manager, LLC – 235,569 shares
SunBridge Holdings, LLC – 235,569 shares
Realty Investment Company, Inc – 235,569 shares

Item 5.	Ownership of Five Percent or Less of a Class.

N/A

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

N/A

Item 8.	Identification and Classification of Members of the Group.

Due to the relationships among them, the reporting persons hereunder may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

Item 9.	Notice of Dissolution of Group.

N/A

CUSIP No. 843380106                                                                      Page 18 of 18

Item 10.	Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 2/13/2018

Financial Opportunity Fund LLC

By: FJ Capital Management LLC, its Managing Member

By:       /s/ Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

Financial Opportunity Long/Short Fund LLC

By: FJ Capital Management LLC, its Managing Member

By:       /s/ Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

FJ CAPITAL MANAGEMENT LLC

By:       /s/ Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

/s/ Martin S. Friedman

MARTIN S. FRIEDMAN

Bridge Equities III, LLC

By: SunBridge Manager, LLC, its Managing Member

By:       /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities VIII, LLC

By: SunBridge Manager, LLC, its Managing Member

By:       /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities IX, LLC

By: SunBridge Manager, LLC, its Managing Member

By:       /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities X, LLC

By: SunBridge Manager, LLC, its Managing Member

By:       /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities XI, LLC

By: SunBridge Manager, LLC, its Managing Member

By:       /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

SunBridge Manager, LLC

By: SunBridge Holdings, LLC, its Managing Member

By:       /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

SunBridge Holdings, LLC

By: Realty Investment Company, Inc., its Manager

By:       /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

realty investment company, inc.

By:       /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock of Southern Missouri Bancorp shall be filed on behalf of the undersigned.

Financial Opportunity Fund LLC

By:       FJ Capital Management, LLC

By:       /s/ Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

Financial opportunity long/short

fund llc

By: FJ Capital Management, LLC

By:       /s/ Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

FJ Capital Management, LLC

By:       /s/

/s/ Martin S. Friedman

MARTIN S. FRIEDMAN

Bridge Equities III, LLC

By: SunBridge Manager, LLC, its Managing Member

Title: Manager

By:       /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities VIII, LLC

By: SunBridge Manager, LLC, its Managing Member

By:       /s/ Christine A. Shreve

Name: Christine A. Shreve

Bridge Equities IX, LLC

By: SunBridge Manager, LLC, its Managing Member

By:       /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities X, LLC

By: SunBridge Manager, LLC, its Managing Member

By:       /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities XI, LLC

By: SunBridge Manager, LLC, its Managing Member

By:       /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

SunBridge mANAGER, LLC

By: SunBridge Holdings, LLC, its Managing Member

By:       /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

SunBridge Holdings, LLC

By: Realty Investment Company, Inc., its Manager

By:       /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

realty investment company, inc. By: /s/ Christine A. Shreve Name: Christine A. Shreve Title: President